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                                                                    EXHIBIT 14.1

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
                           BELDEN & BLAKE CORPORATION

This Code of Ethics applies to the Chief Executive Officer, Chief Financial Officer, and Corporate Controller ("Senior Financial Officers") of Belden & Blake Corporation and subsidiaries (the "Company"). Its purpose is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Company's financial records and the preparation of financial statements filed with the Securities and Exchange Commission ("SEC"). The obligations of this Code of Ethics supplement, but do not replace, the Code of Conduct applicable to all employees. To the best of their knowledge and ability, Senior Financial Officers are expected to:

1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal or professional relationships.

2. Work to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, governmental agencies, including the SEC, and in other public communications.

3. Comply with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

5. Respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose, and ensure that confidential information acquired in the course of their work is not used by them for personal advantage.

6. Share knowledge and maintain skills important and relevant to their constituents' needs.

7. Proactively promote ethical behavior as a responsible partner among peers in their work environment.

8. Promptly report any conduct they believe violates any of the foregoing to the Audit Committee or by calling the Company's independent confidential hotline.

Senior Financial Officers who violate or attempt to violate this Code of Ethics may be subject to disciplinary action up to and including termination, and depending on the nature of the violation, may expose the Company and/or themselves to both civil and/or criminal liabilities and penalties.

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern Senior Financial Officers in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, shareholder or any other person or entity.